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                                                                   EXHIBIT 10(F)

                       BALTIMORE GAS AND ELECTRIC COMPANY
                    NON-QUALIFIED DEFERRED COMPENSATION PLAN
                       FOR NON-EMPLOYEE DIRECTORS (PLAN)

1. OBJECTIVE. The objective of this Plan is to enable non-employee Directors of BGE to defer receipt of Compensation.

2. DEFINITIONS. All words beginning with an initial capital letter and not otherwise defined herein shall have the meaning set forth in the Employee Savings Plan. All singular terms defined in this Plan will include the plural and VICE VERSA. As used herein the following terms will have the meaning specified below:

        "BGE" means Baltimore Gas and Electric Company, a Maryland corporation, or its successor.

        "Committee" means the Committee on Management of the Board of Directors of BGE.

        "Compensation" means any retainer and meeting fees payable by BGE to a participant in his/her capacity as a Director. Compensation excludes expense reimbursements paid by BGE to a participant in his/her capacity as a Director.

        "Deferred Compensation" means any Compensation that is deferred under the provisions of this Plan.

        "Director" means a member of the Board of Directors of BGE.

        "Earnings" means earnings, appreciation, and/or depreciation, computed in the same manner as under the Employee Savings Plan.

        "Employee Savings Plan" means the Baltimore Gas and Electric Company Employee Savings Plan as may be amended from time to time.

        "Fixed Rate" means the equivalent of the rate earned by investments in the Fixed Rate Fund.

        "Plan Accounts" means amounts of a participant's Deferred Compensation and Earnings under the Plan.

3. PLAN ADMINISTRATION. The Plan is administered by the Manager, Staff Services Department of BGE, or the Manager succeeding to that function, who has sole authority (except as specified otherwise herein) to interpret the Plan, and, in general, to make all other determinations advisable for the administration of the Plan to achieve its stated objective. Appeals of written decisions by the Plan Administrator may be made to the Committee. Decisions by the Committee shall be final and not subject to further appeal. The Plan Administrator shall have the power to delegate all or any part of his/her duties to one or more designees, and to withdraw such authority, by written designation.

4. ELIGIBILITY AND PARTICIPATION. A Director who is not an employee of BGE or any of its subsidiaries is eligible to participate in the Plan by electing to defer Compensation, while so classified. Eligibility to participate shall terminate on the date the participant ceases to be a Director or the date the participant becomes an employee of BGE or any of its subsidiaries. Notwithstanding termination of eligibility, such person with Plan Accounts will remain a participant of the Plan, except that no further deferrals of Compensation under the Plan are permitted.

5. COMPENSATION DEFERRAL ELECTION. A participant may elect to defer all or a part of his/her Compensation. Such election shall specify the percentage or dollar amount of the Director's Compensation to be deferred. Such election shall be made by written notification to the Plan Administrator. Such election shall be made prior to the calendar year during which the applicable Compensation is payable, and shall be effective as of the first day of such calendar year. If a participant initially becomes eligible to participate in the Plan during a calendar year, the election for such calendar year must be made within 30 days after the date the participant initially becomes eligible to participate in the Plan, and shall be effective with respect to Compensation earned after the date the election is received by the Plan Administrator. Elections under this Section shall remain in effect for all succeeding calendar years until revoked. Elections may be revoked by written notification to the Plan Administrator, and shall be effective as of the first day of the calendar year following the calendar year during which the revocation is received by the Plan Administrator.

6. PLAN ACCOUNTS. Deferred Compensation is held for the benefit of each participant in the general assets of BGE, and shall be credited with Earnings at the Fixed Rate. Earnings are credited to Plan Accounts commencing on the date the applicable Deferred Compensation was credited to the Plan Accounts.

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7.   DISTRIBUTIONS OF  PLAN ACCOUNTS.   Distributions of Plan  Accounts shall be
    made in cash only, from the general assets of BGE.

    A participant may elect to begin distributions in the year following the year that eligibility to participate terminates, or if later, in the year following the year in which a participant attains age 70. Such election must be made prior to the end of the calendar year in which eligibility to participate terminates. Alternatively, a participant who reaches age 70 while still eligible to defer Compensation under the Plan may elect to begin distributions, of amounts in his/her Plan Accounts as of the end of the year the participant reaches age 70, in the year following the year that the participant reaches age 70. Such election must be made prior to the end of the calendar year in which the participant reaches age 70, and a distribution election to receive any subsequently deferred amounts beginning in the year following the year that eligibility to participate terminates, must be made prior to the end of the calendar year in which eligibility to participate terminates.

    A participant may elect to receive distributions in a single payment or in annual installments during a period not to exceed ten years. The single payment or the first installment payment, whichever is applicable, shall be made within the first sixty (60) days of the calendar year elected for distribution. Subsequent installments, if any, shall be made within the first sixty (60) days of each succeeding calendar year until the participant's Plan Accounts have been paid. In the event applicable elections are not made, a participant shall receive a distribution in a single payment within the first sixty (60) days of the year following the year that eligibility to participate terminates. Earnings are credited to Plan Accounts through the date of distribution, and amounts held for installment payments shall continue to be credited with Earnings, as specified in Section 6.

    If a participant dies, the entire unpaid balance of his/her Plan Accounts shall be paid to the beneficiary or beneficiaries designated in writing by the participant or, if no designation was made, to the estate of the participant. Payment shall be made within sixty (60) days after notice of death is received by the Plan Administrator.

    Notwithstanding anything herein contained to the contrary, the Committee shall have the right in its sole discretion to vary the manner and timing of distributions of a participant entitled to a distribution under this Section 7, and may make such distributions in a single payment or over a shorter or longer period of time than that elected by a participant.

8. BENEFICIARIES. A participant shall have the right to designate a beneficiary or beneficiaries who are to receive a distribution pursuant to
    Section 7 in the event of the death of the participant. Any designation, change or recision of the designation shall be made by written notification to the Plan Administrator. The last designation of beneficiary received by the Plan Administrator shall be controlling over any testamentary or purported disposition by the participant, provided that no designation, recision or change thereof shall be effective unless received by the Plan Administrator prior to the death of the participant.

    If the designated beneficiary is the estate, or the executor or administrator of the estate, of the participant, a distribution pursuant to
    Section 7 may be made to the person(s) or entity (including a trust) entitled thereto under the will of the participant or, in the case of intestacy, under the laws relating to intestacy.

9. VALUATION OF PLAN ACCOUNTS. The Plan Administrator shall cause the value of a participant's Plan Accounts, at least once per year as of December 31, to be determined separately and be reported to the Company and the participant. Valuation of a participant's Plan Accounts shall be determined in accordance with the procedures contained in the Employee Savings Plan.

10. WITHDRAWALS. No withdrawals of Plan Accounts may be made, except a participant may at any time request a hardship withdrawal from his/her Plan Accounts. The request shall be made in writing to the Plan Administrator. Such hardship withdrawal will be permitted only with approval of the Plan Administrator.

    A hardship withdrawal will be permitted by the Plan Administrator only in the case of an unforeseeable emergency. An unforeseeable emergency is an unanticipated emergency that is caused by an event beyond the control of the participant that would result in severe financial hardship to the participant if the hardship withdrawal were not permitted. An unforeseeable emergency includes a severe financial hardship to the participant resulting from a sudden and unexpected illness or accident of the participant or of a dependent of the participant, loss of the participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. A hardship withdrawal may be permitted only to the extent reasonably necessary to satisfy the emergency need. The participant will receive payment after the Plan Administrator has had reasonable time to consider the request.

11. COPIES OF PLAN AVAILABLE. Copies of the Plan and any and all amendments thereto shall be made available to all participants during normal business hours at the office of the Plan Administrator.

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12. MISCELLANEOUS.  With respect to a participant's Plan Accounts, a participant has the status of a general unsecured creditor of BGE, and the plan constitutes a mere promise by BGE to make benefit payments in the future. It is the intention of BGE and each participant that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.

    A participant's Plan Accounts shall not be subject to alienation or assignment by any participant or beneficiary nor shall any of them be subject to attachment or garnishment or other legal process except (i) to the extent specially mandated and directed by applicable state or federal statute; and (ii) as requested by the participant or beneficiary to satisfy income tax withholding or liability.

    This Plan may be amended from time to time or suspended or terminated at any time, at the written direction of the Committee. However, amendments required to keep the Plan in compliance with applicable laws and regulations may be made by the Plan Administrator, on advice of counsel. No amendment to or termination of this Plan shall prejudice the rights of any participant or beneficiary entitled to receive payment hereunder at the time of such action.

    Participation in this Plan shall not constitute a contract of employment between BGE and any person and shall not be deemed to be consideration for, or a condition of, continued employment of any person.

    This Plan shall be governed in all respects by Maryland law.

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